COLE CREDIT PROPERTY TRUST II, INC.

SUPPLEMENT NO. 14 DATED JANUARY 11, 2007

TO THE PROSPECTUS DATED JUNE 27, 2005

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust II, Inc. dated June 27, 2005 and Supplement No. 13 dated December 20, 2006. Supplement 13 supersedes and replaces all prior supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares in Cole Credit Property Trust II, Inc.;

(2)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 56,000 rentable square feet in Amherst, New York;

(3)	the acquisition of a single-tenant, net leased commercial restaurant property, containing approximately 7,000 rentable square feet in Paris, Texas;

(4)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 20,000 rentable square feet in Clarksville, Indiana;

(5)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 122,000 rentable square feet in Fargo, North Dakota;

(6)	the acquisition of a single-tenant, net leased commercial retail property, containing approximately 21,000 rentable square feet in Newington, Connecticut;

(7)	the potential acquisition of a single-tenant, net leased commercial retail property, containing approximately 61,000 rentable square feet in Peoria, Illinois;

(8)	the potential acquisition of a single-tenant, net leased commercial retail property, containing approximately 19,000 rentable square feet in Ankeny, Iowa;

(9)	the potential acquisition of a single-tenant, net leased commercial retail property, containing approximately 7,000 rentable square feet in Maryland Heights, Missouri;

(10)	the potential acquisition of a corporate headquarters and distribution facility, containing approximately 1.45 million rentable square feet in Katy, Texas;

(11)	the potential acquisition of a multi-tenant, net leased commercial retail property, containing approximately 65,000 rentable square feet in Dallas, Texas;

(12)	the potential acquisition of a single-tenant, net leased commercial retail property, containing approximately 75,000 rentable square feet in Sherwood, Arkansas;

(13)	the potential acquisition of a multi-tenant, net leased commercial retail shopping center, containing approximately 92,000 rentable square feet in Omaha, Nebraska;

(14)	the potential acquisition of a multi-tenant, net leased commercial retail property, containing approximately 87,000 rentable square feet in Victoria, Texas; and

(15)	the termination of a purchase agreement for a single-tenant, net leased commercial retail property containing approximately 79,000 rentable square feet in Cincinnati, Ohio.

Status of the Offering

We commenced our initial public offering of shares of our common stock on June 27, 2005. We have accepted investors’ subscriptions received through January 9, 2007 and have issued an aggregate of approximately 32.0 million shares of our common stock to stockholders, with gross proceeds of approximately $319.3 million distributed to us. For additional information, see the “Plan of Distribution – Subscription Process” section of the prospectus beginning on page 133.

Real Property Investments

The section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 82 of the prospectus is supplemented with the following information:

Dick’s Sporting Goods — Amherst, New York

On December 20, 2006, Cole DK Amherst NY, LLC, a Delaware limited liability company (“DK Amherst”), a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 56,000 square foot single-tenant retail building (the “DK Amherst Property”) from BG Maple Road, LLC, which is not affiliated with us, our subsidiaries or affiliates. The DK Amherst Property was constructed in 1986 on an approximately 5.8 acre site in Amherst, New York. The area surrounding the DK Amherst Property is shared by commercial, retail and residential developments.

The purchase price of the DK Amherst Property was approximately $9.7 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering. In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $195,000.

The DK Amherst Property is 100% leased to Dick’s Sporting Goods, Inc. (“Dick’s”). The DK Amherst Property is subject to a net lease, which commenced on December 1, 2000, pursuant to which Dick’s is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $762,592 increases to $790,464 on November 30, 2010, through the remainder of the initial lease term, which expires November 30, 2015. Dick’s has three options to renew the lease, each for an additional five-year term beginning on December 1, 2015, with annual base rent of $655,004, which increases approximately 4.0% at the beginning of each subsequent five-year renewal term.

Dick’s is a full-line sporting goods retailer that offers brand name sporting goods equipment, apparel, and footwear in a specialty store environment. Dick’s operates over 255 stores in 34 states, the majority of which are located primarily throughout the eastern half of the United States. Dick’s stock is publicly traded on the New York Stock Exchange under the symbol “DKS.” In determining the credit worthiness of Dick’s we considered a variety of factors, including historical financial information and financial performance and regional market position.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the DK Amherst Property and will receive a property management fee of 2.0% of the monthly gross revenue from the DK Amherst Property. We currently have no plans for any renovations, improvements or development of the DK Amherst Property. We believe the DK Amherst Property is adequately insured.

Chili’s – Paris, Texas

On December 28, 2006, Cole CH Paris TX, LP, a Delaware limited partnership (“CH Paris”), in which Cole OP II is the sole limited partner and a wholly-owned subsidiary of Cole OP II is the sole general partner, acquired a 100% fee simple interest in an approximately 7,000 square foot single-tenant restaurant building (the “CH Paris Property”) from Moondance Investments, Ltd., which is not affiliated with us, our subsidiaries or affiliates. The CH Paris Property was constructed in 1999 on an approximately 2.2 acre site in Paris, Texas. The area surrounding the CH Paris Property is shared by commercial and residential developments.

The purchase price of the CH Paris Property was approximately $2.8 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and an approximately $1.8 million loan (the “CH Paris Loan”) from Bear Stearns Commercial Mortgage, Inc. (“Bear Stearns”), which is secured by the CH Paris Property. In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of $55,000 and our advisor a finance coordination fee of approximately $18,000.

The CH Paris Property is 100% leased to Brinker Texas, L.P. (“Brinker Texas”), a wholly-owned subsidiary of Brinker International, Inc. (“Brinker International”), which guarantees the lease. The CH Paris Property is subject to a net lease, which commenced on November 3, 2005, pursuant to which Brinker Texas is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $200,913 is fixed through the initial lease term, which expires November 30, 2025. Brinker Texas has two options to renew the lease, each for an additional five-year term beginning on December 1, 2025, with rental escalations of 15.0% at the beginning of each five-year renewal term.

Brinker International is a multi-concept restaurant operator which develops, operates and franchises the Chili’s Grill & Bar, Romano’s Macaroni Grill, Maggiano’s Little Italy and On the Border Mexican Grill & Cantina restaurant brands. Brinker International has a Standard and Poor’s credit rating of “BBB-” and its stock is publicly traded on the New York Stock Exchange under the symbol “EAT.”

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the CH Paris

Property and will receive a property management fee of 2.0% of the monthly gross revenue from the CH Paris Property. We currently have no plans for any renovations, improvements or development of the CH Paris Property. We believe the CH Paris Property is adequately insured.

The CH Paris Loan has a fixed interest rate of 5.65% per annum with monthly interest-only payments. The outstanding principal and any accrued and unpaid interest is due on January 1, 2017 (the “CH Paris Maturity Date”). The CH Paris Loan is generally non-recourse to CH Paris and Cole OP II, but both are liable for customary non-recourse carveouts.

The CH Paris Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the CH Paris Maturity Date and (ii) partial prepayments resulting from Bear Stearns’ election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the CH Paris Loan. Notwithstanding the prepayment limitations, CH Paris may sell the CH Paris Property to a buyer that assumes the CH Paris Loan. The transfer shall be subject to Bear Stearns’ approval of the proposed buyer and the payment of Bear Stearns’ costs and expenses associated with the sale of the CH Paris Property.

In the event the CH Paris Loan is not paid off on the CH Paris Maturity Date, the CH Paris Loan includes hyperamortization provisions. The CH Paris Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Bear Stearns will apply 100% of the rents collected to (i) all payments due to Bear Stearns under the CH Paris Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the CH Paris Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the CH Paris Loan. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.65% plus two percent (2.0%) per annum or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%) per annum, not to exceed 10.65% per annum. Notwithstanding the forgoing, failure to make any required payments under the CH Paris Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

Staples – Clarksville, Indiana

On December 29, 2006, Cole ST Clarksville IN, LLC, a Delaware limited liability company (“ST Clarksville”), a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 20,000 square foot single-tenant retail building (the “ST Clarksville Property”) from Clarksville Exchange, LLC, which is not affiliated with us, our subsidiaries or affiliates. The ST Clarksville Property was constructed in 2006 on an approximately 2.0 acre site in Clarksville, Indiana. The area surrounding the ST Clarksville Property is shared by retail developments.

The purchase price of the ST Clarksville Property was approximately $4.4 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and an approximately $2.9 million loan (the “ST Clarksville Loan”) from JP Morgan Chase Bank, NA (“JP Morgan”), which is secured by the ST Clarksville Property. In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $89,000 and our advisor a finance coordination fee of $29,000.

The ST Clarksville Property is 100% leased to Staples the Office Superstore East, Inc. (“Staples East”), a wholly-owned subsidiary of Staples, Inc. (“Staples”). The ST Clarksville Property is subject to a net lease, which commenced on October 28, 2006, pursuant to which Staples East is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $326,208 is fixed through the first five-years of the initial lease term, with a rental escalation of approximately 9.0% during the last five-years of the initial lease term, which expires October 31, 2016. Staples East has three options to renew the lease, each for an additional five-year term beginning on November 1, 2016, with rental escalations descending in a range from approximately 9.0% to approximately 7.0% at the beginning of each five-year renewal term.

Staples East operates retail office superstores. In determining the credit worthiness of Staples East we considered a variety of factors, including historical financial information and financial performance, regional market position, and the financial position of its parent, Staples. Staples operates over 1,700 office superstores in 21 countries throughout North and South America, Europe and Asia. Staples has a Standard & Poor’s credit rating of “BBB” and its stock is publicly traded on the Nasdaq Stock Market under the symbol “PLS”.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the ST Clarksville Property and will receive a property management fee of 2.0% of the monthly gross revenue from the ST Clarksville Property. We currently have no plans for any renovations, improvements or development of the ST Clarksville Property. We believe the ST Clarksville Property is adequately insured.

The ST Clarksville Loan has a fixed interest rate of 5.78% per annum with monthly interest-only payments. The outstanding principal and any accrued and unpaid interest is due on January 1, 2017 (the “ST Clarksville Maturity Date”). The ST Clarksville Loan is generally non-recourse to ST Clarksville and Cole OP II, but both are liable for customary non-recourse carveouts.

The ST Clarksville Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the ST Clarksville Maturity Date and (ii) partial prepayments resulting from JP Morgan’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the ST Clarksville Loan. Notwithstanding the prepayment limitations, ST Clarksville may sell the ST Clarksville Property to a buyer that assumes the ST Clarksville Loan. The transfer shall be subject to JP Morgan’s approval of the proposed buyer and the payment of JP Morgan’s costs and expenses associated with the sale of the ST Clarksville Property.

In the event the ST Clarksville Loan is not paid off on the ST Clarksville Maturity Date, the ST Clarksville Loan includes default provisions. Upon the occurrence of an event of default, interest on the ST Clarksville Loan will accrue at an annual default interest rate equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) 10.78%. In addition, ST Clarksville will be required to pay a prepayment consideration in an amount equal to the greater of 1.0% of the outstanding principal balance of the ST Clarksville Loan, or the present value of the remaining scheduled payments of principal and interest from the date such payment is received through the ST Clarksville Maturity Date at the time any payment is received by JP Morgan.

HOM Furniture — Fargo, North Dakota

On January 4, 2007, Cole OP II acquired 100% of the membership interests (the “HM Fargo Interests”) in CRW Fargo, LLC (“CRW”) from Wayne Johansen, Rodney Johansen, and Carl Nyberg, persons that are not affiliated with us, our subsidiaries or affiliates. CRW owns, as its only asset, a retail building (the “HM Fargo Property”), leased to HOM Furniture, Inc. (“HOM”) The HM Fargo Property was built in 2004 and consists of an approximately 122,000 square foot single-tenant retail building on an approximately 5.9 acre site located in Fargo, North Dakota. The area surrounding the HM Fargo Property is primarily surrounded by commercial developments.

The purchase price of the HM Fargo Interests was $12.0 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and a $4.8 million loan from Bear Stearns, which is secured by the HM Fargo Property (the “HM Fargo Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of $240,000 and our advisor a finance coordination fee of $48,000.

The HM Fargo Property is 100% leased to HOM. The HM Fargo Property is subject to a net lease, which commenced on January 4, 2007, pursuant to which HOM is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $968,000 is fixed through the first five years of the initial lease term, with rental escalations of approximately 5.0% every five years thereafter through the remainder of the initial lease term, which expires January 31, 2022. HOM has the option to renew the lease through April 30, 2025, and for four additional terms of five years each, with rental escalations of approximately 4.0% at the beginning of each renewal term.

HOM is a privately owned company headquartered in Minneapolis, Minnesota. HOM operates 11 furniture showrooms in the states of Minnesota, South Dakota, North Dakota, Iowa and Wisconsin. HOM carries a full line of furniture including rugs, mattresses, accessories and patio furniture. In determining the credit worthiness of HOM we considered a variety of factors, including historical financial information and financial performance and local market position.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the HM Fargo Property and will receive a property management fee of 2.0% of the monthly gross revenue from the HM Fargo Property. We currently have no plans for any renovations, improvements or development of the HM Fargo Property. We believe the HM Fargo Property is adequately insured.

The HM Fargo Loan has a fixed interest rate of 5.56% per annum with monthly interest-only payments. The outstanding principal and any accrued and unpaid interest is due on February 1, 2017 (the “HM Fargo Maturity Date”). The HM Fargo Loan is generally non-recourse to HM Fargo and Cole OP II, but both are liable for customary non-recourse carveouts.

The HM Fargo Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the HM Fargo Maturity Date and (ii) partial prepayments resulting from Bear Stearns’ election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the HM Fargo Loan. Notwithstanding the prepayment limitations, HM Fargo may sell the HM Fargo Property to a buyer that assumes the HM Fargo Loan. The transfer shall be subject to Bear Stearns’ approval of the proposed buyer and the payment of Bear Stearns’ costs and expenses associated with the sale of the HM Fargo Property.

In the event the HM Fargo Loan is not paid off on the HM Fargo Maturity Date, the HM Fargo Loan includes hyperamortization provisions. The HM Fargo Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Bear Stearns will apply 100% of the rents collected to (i) all payments due to Bear Stearns under the HM Fargo Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the HM Fargo Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the HM Fargo Loan. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.56% plus two percent (2.0%) per annum or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%) per annum, not to exceed 10.56% per annum. Notwithstanding the forgoing, failure to make any required payments under the HM Fargo Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

La-Z-Boy – Newington, Connecticut

On January 5, 2007, Cole LZ Newington CT, LLC, a Delaware limited liability company (“LZ Newington”), a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 21,000 square foot single-tenant retail building (the “LZ Newington Property”) from NNN TRS, Inc., which is not affiliated with us, our subsidiaries or affiliates. The LZ Newington Property was constructed in 2006 on an approximately 2.6 acre site in Newington, Connecticut. The area surrounding the LZ Newington Property is shared by primarily commercial developments.

The purchase price of the LZ Newington Property was $6.9 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and an approximately $4.1 million loan (the “LZ Newington Loan”) from Bear Stearns, which is secured by the LZ Newington Property. In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of $138,000 and our advisor a finance coordination fee of approximately $41,000.

The LZ Newington Property is 100% leased to LZB Furniture Galleries of Paramus, Inc. (“LZB Paramus”), a wholly-owned subsidiary of La-Z-Boy Incorporated, (“La-Z-Boy”), which guarantees the lease. The LZ Newington Property is subject to a net lease, which commenced on December 27, 2006, pursuant to which LZB Paramus is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The current aggregate annual base rent of $496,824 is fixed through the first ten years of the initial lease term and increases to $558,927 in the eleventh year through the remainder of the initial lease term, which expires December 26, 2021. LZB Paramus has two options to renew the lease, each for an additional five-year term beginning on December 27, 2021, with rental escalations of approximately 13.0% and approximately 10.0% at the beginning of each five-year renewal term, respectively.

La-Z-Boy operates retail furniture stores in the United States. In determining the credit worthiness of La-Z-Boy we considered a variety of factors, including historical financial information and financial performance, and regional market position. La-Z-Boy’s stock is publicly traded on the New York Stock Exchange under the symbol “LZB”.

Cole Realty has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the LZ Newington Property and will receive a property management fee of 2.0% of the monthly gross revenue from the LZ Newington Property. We currently have no plans for any renovations, improvements or development of the LZ Newington Property. We believe the LZ Newington Property is adequately insured.

The LZ Newington Loan has a fixed interest rate of 5.60% per annum with monthly interest-only payments. The outstanding principal and any accrued and unpaid interest is due on January 1, 2012 (the “LZ Newington Maturity Date”). The LZ Newington Loan is generally non-recourse to LZ Newington and Cole OP II, but both are liable for customary non-recourse carveouts.

The LZ Newington Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the LZ Newington Maturity Date and (ii) partial prepayments resulting from Bear Stearns’ election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the LZ Newington Loan. Notwithstanding the prepayment limitations, LZ Newington may sell the LZ Newington Property to a buyer that assumes the LZ Newington Loan. The transfer shall be subject to Bear Stearns’ approval of the proposed buyer and the payment of Bear Stearns’ costs and expenses associated with the sale of the LZ Newington Property.

In the event the LZ Newington Loan is not paid off on the LZ Newington Maturity Date, the LZ Newington Loan includes hyperamortization provisions. The LZ Newington Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Bear Stearns will apply 100% of the rents collected to (i) all payments due to Bear Stearns under the LZ Newington Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the LZ Newington Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the LZ Newington Loan. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.60% plus two percent (2.0%) per annum or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%) per annum, not to exceed 10.60% per annum. Notwithstanding the forgoing, failure to make any required payments under the LZ Newington Loan in a timely manner will cause an event of default, which will result in a 4.0% default interest rate in excess of the applicable interest rate, late charges equal to 5.0% of the amount of such overdue payment, and all interest and principal becoming immediately due and payable in full.

Potential Property Investments

Our advisor has identified the following properties as potential suitable investments for us. The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay a portion of the purchase price. An additional condition to acquiring these properties will be our securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

We will decide whether to acquire these properties generally based upon:

•	satisfaction of the conditions to the acquisitions contained in the respective contracts;

•	no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make these acquisitions; and

•	our receipt of satisfactory due diligence information including appraisals, environmental reports and tenant and lease information.

Other properties may be identified in the future that we may acquire before or instead of these properties. Due to the considerable conditions to the consummation of the acquisition of these properties, we cannot make any assurances that the closing of these acquisitions is probable.

Gordmans – Peoria, Illinois

Series B, LLC (“Series B”) an affiliate of our advisor, has entered into an agreement to purchase an approximately 61,000 square foot single-tenant retail building on an approximately 4.4 acre site located in Peoria, Illinois (the “GO Peoria Property”), for a purchase price of $9.0 million, exclusive of closing costs (the “GO Peoria Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series B will assign all of its rights and obligations under the GO Peoria Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.

The GO Peoria Property was constructed in 2006 and is 100% leased to Gordmans, Inc. (“Gordmans”). The GO Peoria Property is subject to a net lease, pursuant to which Gordmans is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $685,654 is fixed through the first five years of the initial lease term and increases to $716,127 in the sixth year through the remainder of the initial lease term, which expires December 31, 2015. Gordmans has four options to renew the lease, each for an additional five-year term beginning on January 1, 2016, with rental escalations of 4.0% at the beginning of each five-year renewal term.

We expect to purchase the GO Peoria Property with proceeds from our ongoing public offering and an approximately $5.0 million loan to be secured by the GO Peoria Property (the “GO Peoria Property Loan”). We expect the GO Peoria Property Loan to be a ten-year fixed rate, interest only loan.

Tractor Supply – Ankeny, Iowa

Series B has entered into an agreement to purchase an approximately 19,000 square foot single-tenant retail building on an approximately 2.7 acre site located in Ankeny, Iowa (the “TS Ankeny Property”), for a purchase price of $3.0 million, exclusive of closing costs (the “TS Ankeny Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series B will assign all of its rights and obligations under the TS Ankeny Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.

The TS Ankeny Property was constructed in 2006 and is 100% leased to Tractor Supply Company (“Tractor Supply”). The TS Ankeny Property is subject to a net lease, pursuant to which Tractor Supply is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $213,253 is fixed through the first five years of the initial lease term with rental escalations of 10.0% in the sixth and eleventh year of the initial lease term, which expires December 31, 2020. Tractor Supply has four options to renew the lease, each for an additional five-year term beginning on January 1, 2021, with rental escalations of 10.0% at the beginning of each five-year renewal term.

We expect to purchase the TS Ankeny Property with proceeds from our ongoing public offering and an approximately $2.0 million loan to be secured by the TS Ankeny Property (the “TS Ankeny Property Loan”). We expect the TS Ankeny Property Loan to be a ten-year fixed rate, interest only loan.

Advance Auto – Maryland Heights, Missouri

Cole MP-AA Midwest Portfolio, LLC a wholly-owned subsidiary of Cole OP II, has entered into an agreement to purchase an approximately 7,000 square foot single-tenant retail building on an approximately 1.3 acre site located in Maryland Heights, Missouri (the “AA Maryland Heights Property”), for a purchase price of approximately $1.9 million, exclusive of closing costs (the “AA Maryland Heights Agreement”).

The AA Maryland Heights Property was constructed in 2005 and is 100% leased to Advance Stores Company, Inc. (“Advance Auto”). The AA Maryland Heights Property is subject to a net lease, pursuant to which Advance Auto is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $132,000 has a rental escalation of 5.0% beginning on the eleventh year through the initial lease term, which expires February 28, 2021. Advance Auto has three options to renew the lease, each for an additional five-year term beginning on March 1, 2021, with rental escalations of 5.0% at the beginning of each five-year renewal term.

We expect to purchase the AA Maryland Heights Property with proceeds from our ongoing public offering.

Academy Sports Distribution Center – Katy, Texas

Series D, LLC (“Series D”), an affiliate of our advisor, has entered into an agreement to purchase an approximately 1.45 million square foot corporate headquarters and distribution facility on an approximately 93.8 acre site located in Katy, Texas (the “AS Katy Property”), for a purchase price of approximately $102.0 million, exclusive of closing costs (the “AS Katy Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series D will assign all of its rights and obligations under the AS Katy Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.

The AS Katy Property was constructed in four phases between 1976 and 2006 and will be 100% leased to Academy, Ltd. (“Academy”). The AS Katy Property is subject to a net lease, pursuant to which Academy is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $7,038,000 increases 1.50% each year of the initial lease term, which expires January 31, 2027 and all renewal options. Academy has four options to renew the lease, each for an additional five-year term beginning on February 1, 2027.

We expect to purchase the AS Katy Property with proceeds from our ongoing public offering and an approximately $68.3 million loan to be secured by the AS Katy Property (the “AS Katy Property Loan”). We expect the AS Katy Property Loan to be a ten-year fixed rate, interest only loan.

Sack ‘N’ Save & O’Reilly Auto Supply - Dallas, Texas

Series B has entered into an agreement to purchase an approximately 65,000 square foot multi-tenant retail building on an approximately 6.4 acre site located in Dallas, Texas (the “SS Dallas Property”), for a purchase price of approximately $5.1 million, exclusive of closing costs (the “SS Dallas Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series B will assign all of its rights and obligations under the SS Dallas Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.

The SS Dallas Property was constructed in 1970 and is 100% leased to two tenants, Minyard Food Stores, Inc., d/b/a Sack ‘N’ Save (“Minyard”) and Hi-Lo Auto Supply, L.P., d/b/a O’Reilly Auto Supply (“Hi-Lo”).

The lease to Minyard is subject to a net lease, pursuant to which Minyard is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $375,648 has a rental escalation of 5.5% beginning on the eleventh year through the initial lease term, which expires December 31, 2020. Minyard has four options to renew the lease, each for an additional five-year term beginning on January 1, 2021, with rental escalations of 7.0% at the beginning of each of the first and second renewal terms.

The lease to Hi-Lo is subject to a net lease, pursuant to which Hi-Lo is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $25,920 has rental escalations of 8.0% beginning on the sixth and eleventh year through the initial lease term, which expires July 31, 2021. Hi-Lo has three options to renew the lease, each for an additional five-year term beginning on August 1, 2021, with rental escalations of 8.0% at the beginning of each five-year renewal term.

We expect to purchase the SS Dallas Property with proceeds from our ongoing public offering and an approximately $3.3 million loan to be secured by the SS Dallas Property (the “SS Dallas Property Loan”). We expect the SS Dallas Property Loan to be a ten-year fixed rate, interest only loan.

Academy Sports – Sherwood, AR

Cole Acquisitions I, LLC (“Cole Acquisitions”), an affiliate of our advisor, has entered into an agreement to purchase an approximately 75,000 square foot retail building on an approximately 6.0 acre site located in Sherwood, Arkansas (the “AS Sherwood Property”), for a purchase price of approximately $6.8 million, exclusive of closing costs (the “AS Sherwood Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Cole Acquisitions will assign all of its rights and obligations under the AS Sherwood Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.

The AS Sherwood Property was constructed in 2006 and is 100% leased to Academy. The AS Sherwood Property is subject to a net lease, pursuant to which Academy is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $494,716 increases to $520,951 on February 1, 2016 through the remainder of the initial lease term, which expires June 30, 2019. Academy has three options to renew the lease, each for an additional five-year term beginning on January 31, 2021, with rental escalations of 5.0% at the beginning of each five-year renewal term.

We expect to purchase the AS Sherwood Property with proceeds from our ongoing public offering and an approximately $4.1 million loan to be secured by the AS Sherwood Property. We expect the loan to be a ten-year fixed rate, interest only loan.

One Pacific Place, Omaha, Nebraska

Series B has entered into an agreement to purchase an approximately 92,000 square foot multi-tenant commercial retail shopping center on an approximately 10.0 acre site located in Omaha, Nebraska (the “MT Omaha Property”), for a purchase price of approximately $36.0 million, exclusive of closing costs (the “MT Omaha Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series B will assign all of its rights and obligations under the MT Omaha Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.

The MT Omaha Property was constructed in 1988 and is approximately 95% leased to 24 tenants. No single tenant accounts for more than 10.0% of the rentable square feet of the MT Omaha Property. The MT Omaha Property is subject to 24 net leases (the “MT Omaha Leases”), pursuant to which each tenant is required to pay substantially all operating expenses, capital expenditures and a proportionate amount of common area maintenance charges in addition to base rent. The MT Omaha Leases have total annual aggregate base rent of approximately $2.6 million and rental increases and renewal options specific to each tenant with lease terms ranging in length from approximately one year to approximately 25.0 years.

We expect to purchase the MT Omaha Property with proceeds from our ongoing public offering and an approximately $23.4 million loan to be secured by the MT Omaha Property (the “MT Omaha Property Loan”). We expect the loan to be a ten-year fixed rate, interest only loan.

Victoria Crossing - Victoria, Texas

Series B has entered into an agreement to purchase an approximately 87,000 square foot multi-tenant commercial retail building on an approximately 9.2 acre site located in Victoria, Texas (the “VC Victoria Property”), for a purchase price of approximately $12.8 million, exclusive of closing costs (the “VC Victoria Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series B will assign all of its rights and obligations under the VC Victoria Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.

The VC Victoria Property was constructed in 2006 and is approximately 92% leased to 4 tenants. Three tenants occupy greater than 10.0% of the rentable square footage of the VC Victoria Property including Ross Dress for Less, Inc. (“Ross”), Bed Bath & Beyond, Inc. (“Bed Bath & Beyond”), and Petsmart, Inc. (“Petsmart”).

Ross occupies approximately 30,000 rentable square feet of the VC Victoria Property subject to a net lease (the “Ross Lease”). Pursuant to the Ross Lease, Ross is required to pay substantially all operating expenses, capital expenditures and a proportionate amount of common area maintenance charges in addition to base rent. The current aggregate annual base rent of $279,230 is fixed through the first five years of the initial lease term and increases to $286,777 for the remainder of the initial lease term, which expires January 31, 2017. Ross has five options to renew the lease, each for an additional five-year term beginning on February 1, 2017, with rental escalations of approximately 5.0% at the beginning of each five-year renewal term.

Bed Bath & Beyond occupies approximately 23,000 rentable square feet of the VC Victoria Property subject to a net lease (the “Bed Bath & Beyond Lease”). Pursuant to the Bed Bath & Beyond Lease, Bed Bath & Beyond is required to pay substantially all operating expenses, capital expenditures and a proportionate amount of common area maintenance charges in addition to base rent. The current aggregate annual base rent of $172,500 is fixed through the initial lease term, which expires January 31, 2017. Bed Bath & Beyond has five options to renew the lease, each for an additional five-year term beginning on February 1, 2017, with rental escalations descending in a range from approximately 7.0% to approximately 5.0% at the beginning of each five-year renewal term.

Petsmart occupies approximately 20,000 rentable square feet of the VC Victoria Property subject to a net lease (the “Petsmart Lease”). Pursuant to the Petsmart Lease, Petsmart is required to pay substantially all operating expenses, capital expenditures and a proportionate amount of common area maintenance charges in addition to base rent. The current aggregate annual base rent of $270,959 is fixed through the initial lease term, which expires May 31, 2016. Petsmart has six options to renew the lease, each for an additional five-year term beginning on June 1, 2016, with rental escalations descending in a range from approximately 4.0% to approximately 3.0% at the beginning of each five-year renewal term.

We expect to purchase the VC Victoria Property with proceeds from our ongoing public offering and an approximately $10.2 million loan to be secured by the VC Victoria Property (the “VC Victoria Property Loan”). We expect the loan to be a ten-year fixed rate, interest only loan.

Prior Potential Property Investments

A prior supplement to this prospectus described a potential acquisition of an approximately 79,000 square foot single-tenant retail building on an approximately 7.1 acre site located in Cincinnati, Ohio. The purchase agreement between Series B and the seller for the acquisition of the property was terminated prior to assignment to the Company, and this property is no longer under consideration for purchase.